EXHIBIT INDEX

(p)(4) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Growth Fund's Subadviser Bjurman, Barry & Associates dated May 2004.

(p)(5) Code of Ethics adopted under Rule 17j-1 by AXP Partners Small Cap Growth Fund's subadviser RS Investment Management, L.P., dated Sept. 15, 2004.

(q)(1) Directors' Power of Attorney to sign amendments to this Registration Statement, dated Nov. 11, 2004.